Exhibit 99.1

News Release

Molina Healthcare Contacts: Investor Relations: Juan José Orellana 562-435-3666 Public Relations: Sunny Yu 562-901-1039	Universal American Corp. Contact: Chief Financial Officer Adam Thackery 914-597-2939

MOLINA HEALTHCARE TO ACQUIRE THE TOTAL CARE MEDICAID PLAN IN UPSTATE NEW YORK FROM UNIVERSAL AMERICAN

Long Beach, California & White Plains, New York (April 19, 2016) — Molina Healthcare, Inc. (NYSE: MOH) and Universal American Corp. (NYSE: UAM) jointly announced today that they entered into a definitive agreement in which Molina will acquire Universal American’s Total Care Medicaid plan in upstate New York.

Total Care is a prepaid health services plan that provides health care coverage to approximately 39,000 members under the Medicaid and Child Health Plus programs in the three upstate New York counties of Cortland, Onondaga and Tompkins. Under the terms of the agreement, Molina will acquire all the outstanding equity interests of Today’s Options of New York, Inc., which operates the Total Care Medicaid plan, for a purchase price of $41.3 million, subject to closing date balance sheet adjustments. Molina will fund the transaction with available cash. The transaction is subject to regulatory approvals and other conditions and is expected to close in the third quarter of 2016.

“We look forward to participating in New York’s Medicaid managed care program,” said Dr. J. Mario Molina, president and chief executive officer of Molina Healthcare, Inc. “This transaction expands our footprint into the top five largest Medicaid markets across the county and serves to further our strategy of continued geographic diversification. Over the next several months we will work closely with the New York State Department of Health, local providers and community organizations to continue fulfilling our mission of providing access to high-quality care.”

Richard A. Barasch, chairman and chief executive officer of Universal American, commented, “With the sale of our Total Care Medicaid plan, we can better concentrate our efforts on our Medicare Advantage and Medicare ACO businesses. We improved the operations of the Total Care plan during our ownership and believe that Molina’s extensive experience in Medicaid will allow for continued improvements to the plan for the benefit of its members.”

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About Molina Healthcare, Inc.

Molina Healthcare, Inc., a FORTUNE 500 company, provides managed health care services under the Medicaid and Medicare programs and through the state insurance marketplaces. Through our locally operated health plans in 11 states across the nation and in the Commonwealth of Puerto Rico, Molina serves approximately 3.9 million members. Dr. C. David Molina founded our company in 1980 as a provider organization serving low-income families in Southern California. Today, we continue his mission of providing high quality and cost-effective health care to those who need it most. For more information about Molina Healthcare, please visit our website at molinahealthcare.com.

About Universal American Corp.

Through its family of healthcare companies, Universal American provides health benefits to people covered by Medicare and Medicaid. The company is dedicated to working collaboratively with healthcare professionals, especially primary care physicians, in order to improve the health and well-being of those they serve while reducing healthcare costs. More information about Universal American is available at universalamerican.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This press release contains “forward-looking statements” regarding the proposed transaction between Molina Healthcare and Universal American.  All forward-looking statements are based on current expectations that are subject to numerous risk factors that could cause actual results to differ materially. Such risk factors include, without limitation, risks related to: the timely closing of the transaction, including the need to obtain regulatory approvals and other third party consents; any conditions imposed on the parties by regulators in connection with consummating the transaction described herein; Total Care’s ability to maintain relationships with providers, employees and other stakeholders following the announcement of this transaction; the ability of the parties to satisfy other conditions to closing the transaction described herein; the integration of the operations and employees of Total Care’s business into Molina Healthcare’s business; the retention and renewal of Total Care’s business contracts; Total Care’s future financial condition and operating results; and the possibility that the transaction will not be completed on a timely basis or at all. Additional information regarding the risk factors to which the parties are subject is provided in greater detail in their respective periodic reports and filings with the Securities and Exchange Commission, including each party’s most recent Annual Report on Form 10-K. These reports can be accessed under the investor relations tab of each party’s website or on the SEC’s website at sec.gov. Given these risks and uncertainties, neither party can give assurances that its forward-looking statements will prove to be accurate, or that any other results or events projected or contemplated by its forward-looking statements will in fact occur, and each party cautions investors not to place undue reliance on these statements. All forward-looking statements in this release represent the parties’ judgment as of the date hereof, and each party disclaims any obligation to update any forward-looking statements to conform the statement to actual results or changes in a party’s expectations that occur after the date of this release.

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